Exhibit 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP COMPLETES ACQUISITION OF SCIOTO DOWNS

Company Comments on Pittsburgh Palisades’ Appeal to Reinstatement of Erie License

Chester, WV – August 6, 2003 – MTR Gaming Group, Inc. (Nasdaq National Market:MNTG) today announced that it completed the acquisition of Scioto Downs, Inc.  Scioto is now a wholly owned subsidiary of MTR.

Scioto Downs owns and operates a harness horse racing facility with pari-mutuel wagering in Columbus, OH.  Major racing programs conducted at Scioto’s facilities include the Little Brown Jug Preview, the Scarlet O’Hara, the Pink Bonnet, the Ohio Sires Stakes events and Ohio Fair stakes events.

Pursuant to the Merger Agreement, MTR paid $32.00 per share, in cash, for the 595,767 outstanding shares of Scioto’s common stock.  Each Scioto shareholder could elect to receive, instead of the $32.00 per share amount, an amount equal to $17.00 plus, in certain circumstances set forth in the Merger Agreement, ten (10) annual contingent earnout payments based upon 10% of the growth of Scioto’s EBITDA (earnings before interest, taxes, depreciation and amortization) compared to the average of Scioto’s EBITDA for the three fiscal years ending October 31, 2002.  Scioto shareholders have until September 2, 2003 to deliver their compensation election.

Edson R. (Ted) Arneault, President and CEO of MTR Gaming Group, commented, “We are extremely pleased to announce the completion of our acquisition of Scioto.  The property is a perfect fit with our strategy to diversify and leverage our expertise by building or acquiring other middle-market gaming and/or parimutuel businesses in states that border West Virginia.  We plan to capitalize on cross-marketing opportunities and our combined experience in the industry to enhance Scioto’s operating performance and look forward to updating you with our progress.”

The Company also commented on an appeal filed by Pittsburgh Palisades, L.L.C., regarding the July 17, 2003 unanimous decision of the Pennsylvania State Horse Racing Commission to reinstate the license it granted in November 2002 to MTR’s wholly owned subsidiary, Presque Isle Downs, Inc., to conduct thoroughbred horse racing and parimutuel wagering in Erie, PA.

MTR continues to believe that the Pennsylvania State Horse Racing Commission acted in accordance with all applicable laws, regulations and procedures and that the appeal is without merit.  The Company intends to intervene in the appeal and assist the Commission in any way it can.

-more-

MTR Gaming Group, Inc.

August 6, 2003

About MTR Gaming Group

MTR Gaming Group owns and operates the Mountaineer Race Track & Gaming Resort in Chester, West Virginia, which currently encompasses a thoroughbred racetrack with off-track betting and export simulcasting, 3,200 slot machines, 359 hotel rooms, golf course, spa & fitness center, theater and events center, convention center and fine dining and entertainment.  The Company also owns and operates Scioto Downs harness horse racing facility in Columbus, Ohio, the Ramada Inn and Speedway Casino in North Las Vegas, and holds a license to build a new thoroughbred racetrack with parimutuel wagering in Erie, Pennsylvania (judicial review pending).  MTR is included on the Russell 2000® and Russell® 3000 Indexes.  For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things, future plans and operating results, and specifically our plans to integrate the operations of Scioto Downs and build and operate Presque Isle Downs in Erie, Pennsylvania.  Such statements are based on the Company’s current plans and expectations.  Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include but are not limited to receipt of all necessary building permits, closing on the real property under options for the Erie site, disruption in developing and integrating our Ohio operations and planned Pennsylvania operations and other facilities we may expand and/or acquire, costs and risks attending construction, extensive regulation by gaming and racing authorities, environmental laws and potential exposure to environmental liabilities, delays caused by any legal challenges raised by the Erie project’s opponents and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law.

For Additional Information, Please Contact:
MTR Gaming Group, Inc.	Investor Relations Counsel:
Edson R. (Ted) Arneault, President & CEO	The Equity Group Inc.
(304) 387-8300	www.theequitygroup.com
www.mtrgaming.com	Lauren Barbera	(212) 836-9610
lbarbera@equityny.com
	Loren G. Mortman	(212) 836-9604

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